EXHIBIT 99.1

                                                                                                             Contact:    Chris Tofalli
                                                                                                                                Broadgate Consultants, Inc.
                                                                                                                               (212) 232-2226

Romacorp Advances Its Financial Restructuring Program

Agreement With Noteholders A Significant Step Toward Greater Financial Flexibility

Dallas, Texas, August 20, 2003 - Romacorp, Inc., operator and franchisor of Tony Roma's restaurants, today announced that it continues to make progress in its program to strengthen its financial position and has reached agreement with the holders of more than 80% of its outstanding 12% Senior Notes due July 1, 2006 with respect to a plan to restructure the outstanding Senior Notes.

Romacorp previously announced that it had engaged Houlihan Lokey Howard & Zukin Capital as its financial advisor to evaluate a number of alternatives as it seeks greater financial flexibility to reinvest in its business to create a solid platform for growth. The Lockup and Voting Agreement announced today specifies, among other things, that Romacorp's Senior Notes shall be refinanced with a combination of cash and newly issued notes of Romacorp pursuant to an out-of-court exchange offer or a bankruptcy filing. The refinancing would reduce the Company's cash interest expense. The Company is unable to predict the likelihood of success of the restructuring plan.

"We have been working closely with our outside advisors and noteholders in order to strengthen our financial position and we are pleased to have reached this significant milestone," said David W. Head, CEO and President. "We still have significant challenges in front of us, but are optimistic we can successfully complete this process. Restructuring our debt burden would benefit all of our stakeholders by giving us the flexibility we need to make necessary investments for our concept and future growth."

"While our financial and legal teams have been working hard on our financial restructuring, our operations, R&D and marketing teams are focused on the single-minded goal of improving the dining experience of our guests," added Mr. Head. "Since my arrival in late June, we have focused on raising the bar and we are already seeing improvements in a number of areas."

Romacorp also said that Frank Steed has left his position as President of its franchise subsidiaries and member of the Company's Board of Directors and will serve the Company as a franchise consultant. "This gives Frank the opportunity to pursue business opportunities outside of the Company," said Mr. Head. "We greatly appreciate his many contributions to Tony Roma's and will continue to utilize his vast experience in our franchising efforts."

Romacorp, Inc. operates and franchises Tony Roma's restaurants, the world's largest casual dining restaurant chain specializing in ribs. The Company operates 42 restaurants and franchises 214 restaurants in 28 states and 27 foreign countries and territories.

Forward-Looking Comments

Statements which are not historical facts contained herein are forward-looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company; training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in filings with the Securities and Exchange Commission.